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                                  EXHIBIT 11
                     COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                                           QUARTER ENDED
                                                        5/03/97     5/04/96
                                                        -------     -------
Weighted average of shares outstanding
    during quarter ...............................       10,877      10,867

Weighted average common equivalent
    shares attributable to stock options
    granted, computed using the treasury
    stock method on a fully diluted basis ........          489           0

Weighted average common and common
    equivalent shares ............................       11,366      10,867

Net income applicable to common stock ............      $ 1,788     $ 1,027

Net income per common and common
    equivalent share .............................      $  0.16     $  0.09
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